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                                                                    Exhibit 99.1


[LETTERHEAD OF DARWIN PROFESSIONAL UNDERWRITERS, INC.]

                                                  Press Release
                                                  For Immediate Distribution

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                DARWIN PROFESSIONAL UNDERWRITERS, INC. ANNOUNCES
               CLOSING OF INITIAL PUBLIC OFFERING OF COMMON STOCK
                     AND EXERCISE OF OVER-ALLOTMENT OPTION

May 24, 2006 (Farmington, CT) -- Darwin Professional Underwriters, Inc. (NYSE
Arca: DR) ("Darwin") a subsidiary of Alleghany Corporation (NYSE-Y) ("Alleghany"), announced today the closing of its previously announced initial public offering of 6,000,000 shares of common stock at $16.00 per share (the "IPO"), yielding gross proceeds of $96 million and net proceeds of approximately $86.3 million. These amounts reflect the exercise by the underwriters of their over-allotment option to purchase an additional 782,609 shares of Darwin's common stock. All of the proceeds of the IPO, after deduction of underwriting discounts and commissions and payment of offering expenses, were used to reduce Alleghany's equity interest in Darwin. After the IPO, Alleghany continues to own approximately 55.0% of Darwin's issued and outstanding shares of common stock.

Merrill Lynch & Co. and Credit Suisse Securities (USA) LLC acted as joint book-running managers for the offering. Details of the IPO, including a detailed description of Darwin's common stock and certain risk factors involved in investing in Darwin's common stock, are contained in a prospectus. Copies of the prospectus may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 05, New York NY 10080, or Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Darwin is a specialty insurance group focused on the professional liability insurance market and related lines. Darwin underwrites directors and officers ("D&O") liability for public and private companies, errors and omissions ("E&O") liability insurance and medical malpractice liability insurance. Darwin's operating insurance subsidiaries are Darwin National Assurance Company and Darwin Select Insurance Company.

This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Darwin with the Securities and Exchange Commission. Although forward-looking statements help provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.


Press and media inquiries: Drake Manning at 860 284 1500 or dmanning@darwinpro.com

Financial inquiries: Jack Sennott at 860 284 1918 or jsennott@darwinpro.com

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